UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2012

REPUBLIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

601 West Market Street, Louisville, Kentucky	40202
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (502) 584-3600

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.                       TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On September 18, 2012, Republic Bank & Trust Company (the “Bank”), a wholly owned subsidiary of Republic Bancorp, Inc. (the “Company”), received a termination notice to the Amended and Restated Program Agreement, dated August 3, 2011 (the “Program Agreement”), with Jackson Hewitt Inc. and Jackson Hewitt Technology Services LLC (“JHTSL”) related to the Bank’s Electronic Refund Check and Electronic Refund Deposit products (collectively, referred to as “Bank Products”), as well as the Bank’s previously offered Refund Anticipation Loan (“RAL”) product.  Prior to its termination, the Program Agreement had, among other things, set the term of the Program Agreement to expire on October 14, 2014.

JHTSL provides preparation services of federal, state and local individual income tax returns in the United States through franchised and company-owned tax offices. The Bank Products essentially comprise the products offered through the Company’s Republic Processing Group (“RPG”) business segment.

JHTSL’s termination letter states that it is terminating the Program Agreement pursuant to Sections 8.2(i) and 8.2(ii) because, among other reasons, the Bank “cannot offer and provide RALs to customers of designated EROs during Tax Seasons 2013 and 2014 as required by the Agreement.” The Bank believes there has been no occurrence that would give rise to termination of the Program Agreement and it is currently evaluating possible legal actions and has made demand for mediation and arbitration as required under the Program Agreement.

Approximately 40% of RPG’s gross revenue for the six months ended June 30, 2012 and 2011 was derived from JHTSL tax offices. Termination of this contract will have a material adverse impact to the Company’s results of operations in 2013 and beyond.

The foregoing description of the Program Agreement is qualified in its entirety by reference to the Program Agreement which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC BANCORP, INC.

Date: September 19, 2012	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial
Officer & Chief Accounting Officer

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